Exhibit 99.1

Former GE Executive Aris Kekedjian to Join Sphere 3D Corp. as

Chairman upon Completion of Rainmaker Transaction

Brings over 30 years of experience to the Board, having completed numerous multi-billion dollar
M&A transactions as former Head of Corporate Development/Chief Investment Officer of The
General Electric Company

Toronto, Ontario, Sphere 3D Corp. (NASDAQ: ANY) (the "Company" or "Sphere 3D") announced today that Aris Kekedjian, the former Chief Investment Officer of The General Electric Company (NYSE: GE), has agreed to accept an appointment to the board of directors, and to act as Chairman of the Company, upon completion of its pending merger with Rainmaker Worldwide Inc. (OTC: RAKR) ("Rainmaker"), which is expected to close in the third quarter of this year.

Peter Tassiopoulos, CEO of Sphere 3D stated "We continue to work towards completion of our transaction with Rainmaker. The vision for Rainmaker, is one of a global leader in the water industry. With the addition of someone as accomplished in his career as Aris to the Company, I feel confident that we have taken a further step in being able to fulfil on that vision"

Aris Kekedjian stated "Since having led the $3.7B merger of GE Water & Process Technologies with global leader Suez in 2017, I have sought disruptive and sustainable solutions in a world where fresh, clean water is literally more valuable than oil.  Global water applications are expected to represent a trillion-dollar global market by 2025.  Affordable access to clean, safe water is one of the primary challenges for our world today, and one in which I take a personal interest. We hope to address the global water crisis by scaling our innovative and tested platform into a new phase of growth in commercial, industrial, military and humanitarian applications."

Mr. Kekedjian further stated "while most people equate a shortage of clean and affordable water access with developing nations, we often overlook the fact that we have a critical water shortage issue right here in the United States. As part of my tenure with Sphere 3D/Rainmaker I look forward to launching an urban initiative and partnering with influencers to increase awareness on the need to bring water into low-income and rural communities; right here at home. One would think that the citizens of the most powerful and prosperous country in the world would enjoy clean tap water every day, yet the unfortunate reality is that many communities suffer from infrastructure decay and millions of Americans drink unsafe tap water from systems that are below prerequisite health standards -one need only look at what has transpired in Flint, Michigan to understand that we have to do better."

In a three-decade career at General Electric, Aris provided crucial leadership to diverse industrial and financial businesses, often serving as a steadying presence during periods of transition and uncertainty. He took a leading role in many of the most difficult initiatives at the company, including the search for deeper pools of capital after the 2008 financial crisis, the breakup of GE Capital and a series of multibillion-dollar mergers that helped reposition disparate assets into industry leading businesses. He has thrived in global businesses having business building leadership roles in the US, Europe, the Middle East and Asia. Known as an exceptional deal-maker, he has completed transactions representing over $300B of enterprise value across multiple industries across the world, including multiple IPOs and industry leading partnerships. In addition to multi-billion-dollar mergers, he has closed several acquisitions in disruptive industries, including additive manufacturing/industrial-scale 3D printing, life sciences, renewable energy and the industrial Internet of Things.

As managing partner of Webbs Hill Partners, his firm provides strategic advisory and financial services to disruptive companies focused on sustainability and fintech as well as to global corporations in the areas of portfolio optimization, enterprise transformation and mergers and acquisitions. He serves on the board of and FinServ Acquisition Corp (NASDAQ: FSRVU) and was a previous board member of XPO Logistics (NYSE: XPO).

Aris will continue to contribute as a strategic adviser to Rainmaker until such time as his appointment to the Board of Sphere 3D.

On July 14, 2020, Rainmaker and Sphere 3D entered into a merger agreement in which Sphere 3D will acquire Rainmaker. Upon closing, the consolidated entity expects to remain listed on the NASDAQ market. The transaction is subject to customary regulatory and shareholder approvals, with closing expected in the third quarter. For more details on the terms of the merger agreement please see the Company's Form 8-K filed with the SEC.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions via hybrid cloud, cloud and on-premise implementations through its global reseller network and professional services organization.  Sphere 3D has a portfolio of brands, including HVE ConneXions, UCX ConneXions, and SnapServer® dedicated to helping customers achieve their IT goals.  For more information, visit www.sphere3d.com.  Follow us on Twitter @Sphere3D and @HVEconneXions.

Investor Contact:

Kurt Kalbfleisch

+1-858-495-4211

Investor.relations@sphere3d.com

Safe Harbor Statement:

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, our inability to obtain additional debt or equity financing; any increase in our cash needs; the Company's ability to maintain listing with the NASDAQ Capital Market; market adoption and performance of our products; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports and other filings with the United States Securities and Exchange Commission (www.sec.gov) and with Canadian securities regulators (www.sedar.com).  Sphere 3D undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.